Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Damon Wright Sr. Director, Investor Relations Epicor Software Corporation 949/585-4509 dswright@epicor.com

Epicor® Reports 2008 Third Quarter Results

IRVINE, Calif., October 29, 2008 — Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of Global 1000 companies, today reported financial results for its third quarter ended September 30, 2008. All results should be considered preliminary pending the Company’s filing of its quarterly report on Form 10-Q.

Epicor President and CEO Thomas Kelly commented, “Epicor performed well in the face of what turned out to be one of the most challenging third quarters that the world’s financial markets have seen in years. We continue to benefit from our large, stable customer base, with growing recurring maintenance revenues helping to generate $18.7 million in free cash flow1. Customer retention rates remained near all time highs at 94%, and we won back 142 customers, who had previously gone off maintenance, representing an incremental $3.1 million in recurring annual maintenance revenues. While we did experience delays on a number of license deals at the end of the quarter due to the unprecedented economic turmoil, this revenue loss was offset by increases in other areas and we did a good job of managing our expenses to market conditions.

“As illustrated by the addition of 155 new name customers during the third quarter, Epicor remains uniquely positioned as a leading provider of business software solutions that help our customers save money and drive operational effectiveness and efficiencies throughout their businesses, “ Kelly continued. “We offer a low total cost of ownership and can clearly articulate a near-term return on investment. While Epicor is not immune to the economic turmoil and uncertainty, there is much to be excited about. We have a strong slate of new products being introduced over the next several quarters, which we believe will provide excellent near

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Epicor Reports Q3 2008 Results

and long term opportunities to gain share by attacking new markets, while also providing the latest upgrade and migration path for our installed base of more than 20,000 customers worldwide. We will continue to prudently tune our business model in order to be flexible enough to respond to whatever market conditions we may face, while ensuring that we are able to capitalize on opportunities for growth.”

Kelly concluded, “In this economic environment, Epicor is focused on three primary goals; supporting and growing our customer base by providing the high value products our customers need at the lowest total overall cost of ownership, increasing focus on expense management and driving efficiencies across the business, and targeting investment into the highest priority opportunities.”

GAAP Results: GAAP revenue for the 2008 third quarter was $135.8 million, with net income of $3.8 million, or $0.06 per diluted share. This compares to 2007 third quarter GAAP revenue of $103.1 million, and GAAP net income of $8.1 million, or $0.14 per diluted share.

Non-GAAP Results2: Non-GAAP revenue for the 2008 third quarter was $137.7 million, with non-GAAP net income of $11.3 million, or $0.19 per diluted share. This compares to GAAP revenue of $103.1 million, and non-GAAP net income of $12.7 million, or $0.22 per diluted share, in the 2007 third quarter.

2008 Third Quarter Revenue by Segment: 2008 third quarter non-GAAP license revenue was $22.4 million, compared to GAAP license revenue of $24.1 million in the 2007 third quarter. Non-GAAP consulting revenue was $41.8 million in the 2008 third quarter, which excludes approximately $0.1 million in fair value adjustments for NSB purchase accounting, compared to GAAP consulting revenue $32.8 million in the 2007 third quarter. Non-GAAP maintenance revenue for the 2008 third quarter hit another record growing to $52.0 million, which excludes approximately $1.8 million in fair value adjustments for NSB purchase accounting, compared to GAAP maintenance revenue of $40.1 million in the same period in the prior year. GAAP hardware and other revenue for the 2008 third quarter was $21.6 million, up significantly from GAAP hardware and other revenue of $6.1 million in the prior year’s third quarter.

Balance Sheet Summary

The Company’s balance sheet at September 30, 2008, included cash and cash equivalents of $95.7 million. The balance sheet benefited from free cash flow of $18.7 million during the 2008 third quarter, which helped support a $46.8 million pay down on the Company’s credit facility during the quarter. The pay down is expected to result in a quarter percentage

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Epicor Reports Q3 2008 Results

point reduction of the current interest rate on the credit facility to 2.25% above LIBOR. The Company’s total debt balance as of September 30, 2008, consists of $8.5 million in current debt primarily related to the current portion of the Company’s outstanding term loan from the Company’s credit facility, which helped to fund the NSB acquisition, and long-term debt of $331.3 million, consisting primarily of the $230 million obligation to holders of the Company’s 2.375% senior convertible notes and $100.9 million from the Company’s credit facility.

At the end of the 2008 third quarter, net accounts receivable was approximately $95.4 million. The Company had strong cash collections of $142.9 million during the 2008 third quarter, helping to marginally lower days sales outstanding (DSOs) to 65, down from 66 in the second quarter of 2008. Deferred revenue at the end of the 2008 third quarter was $92.3 million.

Business Outlook

The Company is updating its 2008 fourth quarter and full-year guidance for non-GAAP revenue, non-GAAP earnings per share and free cash flow expectations due to the uncertainty and limited visibility surrounding the global economy, IT spending and exchange rate fluctuations. Any prior guidance provided by the Company with respect to the 2008 fourth quarter and full year should no longer be relied upon.

2008 fourth quarter non-GAAP total revenue is expected to be $125 to $140 million, with 2008 full-year revenue expected to be $497 to $512 million. Non-GAAP earnings per share for the 2008 fourth quarter is expected to be $0.18 to $0.28, with 2008 full-year non-GAAP earnings per share expected to be $0.61 to $0.71. Free cash flow for the 2008 fourth quarter is expected to be $17 to $27 million, with 2008 full-year free cash flow expected to be $52 to $62 million.

The Company said that it is providing its 2008 fourth quarter and full-year guidance on a non-GAAP basis. 2008 fourth quarter and full-year non-GAAP revenue guidance does not include an expected fair value adjustment of deferred revenue as a result of NSB purchase accounting in accordance with GAAP reporting. The Company’s 2008 fourth quarter non-GAAP earnings per share guidance excludes current expectations for fourth quarter amortization of intangible assets of approximately $8.4 million and fourth quarter stock-based compensation expense of approximately $2.4 million. 2008 fourth quarter non-GAAP earnings per share expectations assume a weighted average share count of 60.1 million shares. The Company’s 2008 full-year non-GAAP earnings per share guidance excludes current expectations for full-year amortization of intangible assets of approximately $33.0 million, full-year stock-based compensation expense of approximately $8.6 million, the loss on settlement of option contracts to hedge foreign currency risk on the purchase price of the acquisition of NSB, an in-process research and development charge and restructuring and other charges. 2008 full-year non-GAAP earnings per share expectations assume a weighted average share count of 59.2 million shares.

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Epicor Reports Q3 2008 Results

Earnings Conference Call

The Company will hold an investor and analyst conference call today at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time.

When:	Wednesday, October 29, 2008

Time:	2:00 p.m. PT

Dial in:	+1 (877) 856-1956; outside the U.S. +1 (719) 325-4805

Conf ID:	Epicor 2008 Third Quarter Earnings Call

Webcast:	http://ir.epicor.com

On the call, president and CEO Thomas Kelly and senior vice president and principal accounting officer Russ Clark, will review 2008 third quarter earnings. Investors and analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only webcast of the call will be made available to the public on the Company’s Web site at http://ir.epicor.com and will be archived for thirty days following the call on the Company’s Web site.

[1]

Free cash flow is a non-GAAP measure. The Company calculates free cash flow by taking adjusted EBITDA, adding back stock-based compensation, and subtracting capital expenditures, cash paid for taxes and net interest. Please refer to the table below for a complete reconciliation.

[2]	Please see the reconciliations to GAAP measures provided at the end of this press release.

About Epicor Software Corporation

Epicor is a global leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM) and professional services automation (PSA) software solutions to the midmarket and divisions of Global 1000 companies. Founded in 1984, Epicor serves over 20,000 customers in more than 140 countries, providing solutions in over 30 languages. Employing innovative service-oriented architecture (SOA) and Web services technology, Epicor delivers end-to-end, industry-specific solutions for manufacturing, distribution, retail, hospitality and services that enable companies to drive increased efficiency, improve performance and build competitive advantage. Epicor solutions provide the scalability and flexibility to meet today’s business challenges, while empowering enterprises for even greater success tomorrow. Epicor offers a comprehensive range of services with its solutions, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

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Epicor Reports Q3 2008 Results

Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Forward-Looking Statements

This press release contains certain statements which constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expected GAAP and non-GAAP revenues (including growth rates), earnings and earnings per share (including on a non-GAAP basis), non-GAAP free cash flow, the launch of Epicor 9, market share, business model, cross selling and other potential synergies and the accretive affect of the NSB transaction, sales pipelines and opportunities, target market, customer renewal rates, technology lead, competitive advantage and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include but are not limited to changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades, including Epicor 9; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends; Epicor’s ability to integrate the NSB acquisition and recognize expected revenue synergies; Epicor’s ability to continue to support NSB’s customers and add functionality to NSB’s products; and other factors discussed in Epicor’s annual report on Form 10K for the year ended December 31, 2007 and quarterly report of Form 10Q for the quarter ended June 30, 2008. As a result of these factors the business or prospects expected by the Company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP.

Non-GAAP Earnings and Revenue Measure. The Company uses non-GAAP earnings and revenue measures, adjusted EBITDA and free cash flow in this press release. Management believes these non-GAAP measures help indicate the Company’s baseline performance before gains, losses or charges that are considered by management to be outside on-going operating results. Accordingly, management uses these non-GAAP measures to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analysis;

•	a better understanding of how management plans and measures the Company’s underlying business; and,

•	an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

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Epicor Reports Q3 2008 Results

The non-GAAP guidance measures for 2008 used by the Company is defined to include deferred revenues from NSB that are expected to be adjusted to fair value as required by purchase accounting in accordance with GAAP reporting, and to exclude amortization of intangible assets, stock-based compensation expense, the write-off of in-process research and development, loss on settlement of option contracts to hedge foreign currency risk on the purchase price of NSB and restructuring and other non-recurring expenses.

Management believes that the expense associated with the amortization of acquisition-related intangible assets is appropriate to be excluded because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. Management also believes that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies because of varying available valuation methodologies, subjective assumptions and the variety of award types which effect the calculations of stock-based compensation. Finally, management believes it is appropriate to exclude costs associated with the in-process research and development charge and the loss on settlement of option contracts to hedge foreign currency risk on the purchase price of NSB, as well restructuring and other charges, which included costs associated with the integration of NSB into Epicor, because these charges are not related to the Company’s ongoing business operations and it allows for more accurate comparisons of our operating results to our peer companies.

General. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income and income per share, and should not be considered measures of the Company’s liquidity. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, these non-GAAP financial measures may not be comparable to similar measures reported by other companies.

- TABLES FOLLOW -

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Epicor Reports Q3 2008 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$95,724	$75,158
Short-term investments	—	1,371
Accounts receivable, net	95,363	98,533
Deferred income taxes	8,217	7,060
Inventory, net	10,753	4,539
Prepaid expenses and other current assets	25,181	9,184

Total current assets	235,238	195,845

Property and equipment, net	28,179	14,762
Deferred income taxes	45,773	45,025
Intangible assets, net	122,906	46,524
Goodwill	367,748	169,267
Cash designated for acquisition	—	161,000
Other assets	16,154	12,958

Total assets	$815,998	$645,381

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,028	$14,640
Accrued expenses	60,309	54,927
Current portion of accrued restructuring costs	3,814	614
Current portion of long-term debt	8,544	145
Current portion of deferred revenue	91,861	70,378

Total current liabilities	190,556	140,704

Long-term debt, less current portion	331,255	230,491
Long-term portion of accrued restructuring costs	5,312	356
Long-term portion of deferred revenue	421	823
Long-term deferred income and other taxes	20,843	10,082
Other long-term liabilities	2,190	—

Total long-term liabilities	360,021	241,752

Stockholders’ equity:
Common stock	61	60
Additional paid-in capital	376,829	366,737
Less: treasury stock at cost	(18,421)	(13,883)
Accumulated other comprehensive income (loss)	(1,168)	61
Accumulated deficit	(91,880)	(90,050)

Total stockholders’ equity	265,421	262,925

Total liabilities and stockholders’ equity	$815,998	$645,381

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Epicor Reports Q3 2008 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
License	$22,405	$24,094	$65,266	$71,229
Consulting	41,616	32,752	114,043	99,575
Maintenance	50,126	40,149	144,992	118,902
Hardware and other	21,615	6,105	41,630	20,429

Total revenues	135,762	103,100	365,931	310,135

Cost of revenues	68,180	46,284	186,020	141,340
Amortization of intangible assets	8,513	4,474	24,513	12,959

Total cost of revenues	76,693	50,758	210,533	154,299

Gross profit	59,069	52,342	155,398	155,836

Operating expenses:
Sales and marketing	20,519	18,300	63,149	55,745
Software development	13,561	9,129	40,885	27,379
General and administrative	13,982	12,800	39,490	42,634
In-process research and development	—	—	200	—
Restructuring and other	594	985	4,766	1,207

Total operating expenses	48,656	41,214	148,490	126,965

Income from operations	10,413	11,128	6,908	28,871
Gain on sale of non-strategic asset	—	—	—	1,579
Interest expense	(4,519)	(1,808)	(11,770)	(6,660)
Interest and other income (expense), net	(773)	3,380	1,052	5,973

Income (loss) before income taxes	5,121	12,700	(3,810)	29,763
Provision (benefit) for income taxes	1,295	4,623	(1,980)	10,962

Net income (loss)	$3,826	$8,077	$(1,830)	$18,801

Net income (loss) per share:
Basic	$0.07	$0.14	$(0.03)	$0.33
Diluted	$0.06	$0.14	$(0.03)	$0.32

Weighted average common shares outstanding:
Basic	58,779	57,310	58,377	57,008
Diluted	59,186	58,038	58,377	57,885

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Epicor Reports Q3 2008 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY NON-GAAP NET INCOME RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Income (loss) before income taxes	$5,121	$12,700	$(3,810)	$29,763

Add back (subtract):
Amortization of intangible assets	8,513	4,524	24,513	13,119
Stock-based compensation expense	1,824	1,525	6,219	8,219
Loss on foreign currency option contract	—	—	1,610	—
Deferred revenue fair value adjustment	1,977	—	6,413	—
Restructuring and other	594	985	4,766	1,207
In-process research and development	—	—	200	—
Debt issuance fees write off	—	—	—	842
Gain on sale of non-strategic asset	—	—	—	(1,579)

	$12,908	$7,034	$43,721	$21,808

Non-GAAP income before income taxes	18,029	19,734	39,911	51,571
Non-GAAP provision for income taxes [1]	(6,689)	(7,034)	(14,622)	(18,164)

Non-GAAP net income	$11,340	$12,700	$25,289	$33,407

Non-GAAP net income per diluted share	$0.19	$0.22	$0.43	$0.58

Weighted average common shares outstanding:
Diluted	59,186	58,038	59,045	57,885

[1]	For the third quarter of 2008, the Company utilized a 38% tax rate for the calculation of the Non-GAAP provision for income taxes

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Epicor Reports Q3 2008 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY NET INCOME (LOSS) TO ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Total revenues	$135,762	$103,100	$365,931	$310,135

Net income (loss)	$3,826	$8,077	$(1,830)	$18,801
Provision (benefit) for income taxes	1,295	4,623	(1,980)	10,962
Interest expense	4,519	1,808	11,770	6,660
Amortization of intangible assets	8,513	4,524	24,513	13,119
Depreciation	2,244	1,548	6,158	4,544
Restructuring and other	594	985	4,766	1,207
In-process research and development	—	—	200	—
Gain on sale of non-strategic asset	—	—	—	(1,579)
Deferred revenue fair value adjustment	1,977	—	6,413	—
Interest and other income (expense), net	773	(3,380)	(1,052)	(5,973)

Adjusted EBITDA	$23,741	$18,185	$48,958	$47,741

Adjusted EBITDA percent of total revenues	17.5%	17.6%	13.4%	15.4%

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Epicor Reports Q3 2008 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY FREE CASH FLOW RECONCILIATION

(dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31, 2007
	2008	2007	2008	2007
Net income (loss)	$3,826	$8,077	$(1,830)	$18,801	$41,277
Provision (benefit) for income taxes	1,295	4,623	(1,980)	10,962	1,257
Interest expense	4,519	1,808	11,770	6,660	8,469
Amortization of intangible assets	8,513	4,524	24,513	13,119	17,614
Depreciation	2,244	1,548	6,158	4,544	6,294
Restructuring and other	594	985	4,766	1,207	1,571
In-process research and development	—	—	200	—	—
Gain on sale of non-strategic asset	—	—	—	(1,579)	(1,579)
Deferred revenue fair value adjustment	1,977	—	6,413	—	—
Interest and other income, net	773	(3,380)	(1,052)	(5,973)	(6,639)

Adjusted EBITDA	$23,741	$18,185	$48,958	$47,741	$68,264

Adjusted EBITDA	$23,741	$18,185	$48,958	$47,741	$68,264
Non-cash stock-based compensation	1,824	1,525	6,219	8,219	11,694
Capital expenditures	(2,215)	(2,193)	(7,830)	(5,464)	(7,926)
Cash paid for taxes	(771)	(1,243)	(4,052)	(4,595)	(4,728)
Net interest	(3,876)	682	(8,635)	(1,865)	(1,311)

Free cash flow	$18,703	$16,956	$34,660	$44,036	$65,993

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Epicor Reports Q3 2008 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY NON-GAAP REVENUE RECONCILIATION

(dollars in thousands)

(Unaudited)

	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008
Total license revenue	$22,405	$65,266
NSB deferred license revenue fair value adjustment	5	62

Total non-GAAP license revenue	22,410	65,328

Total consulting revenue	41,616	114,043
NSB deferred consulting revenue fair value adjustment	141	455

Total non-GAAP consulting revenue	41,757	114,498

Total maintenance revenue	50,126	144,992
NSB deferred maintenance revenue fair value adjustment	1,831	5,896

Total non-GAAP maintenance revenue	51,957	150,888

Total hardware and other revenue	21,615	41,630
NSB deferred hardware and other revenue fair value adjustment	—	—

Total non-GAAP hardware and other revenue	21,615	41,630

Total revenue	135,762	365,931
NSB deferred revenue fair value adjustment	1,977	6,413

Total non-GAAP revenue	$137,739	$372,344